                                                                     EXHIBIT 2.2

================================================================================



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               ENVOY CORPORATION,

                          ENVOY ACQUISITION CORPORATION

                                       AND

                                  XPIDATA, INC.

                          AND THE SHAREHOLDERS THEREOF





                          DATED AS OF FEBRUARY 23, 1998





================================================================================

                                TABLE OF CONTENTS

ARTICLE 1.
         THE MERGER...............................................................................................1
         1.1      The Merger......................................................................................1
         1.2      The Closing.....................................................................................1
         1.3      Effective Time..................................................................................2

ARTICLE 2.
         CHARTER AND BYLAWS AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION...............................2
         2.1      Charter.........................................................................................2
         2.2      Bylaws..........................................................................................2
         2.3      Directors.......................................................................................2
         2.4      Officers........................................................................................2

ARTICLE 3.
         CONVERSION OF XPIDATA SHARES.............................................................................2
         3.1      Conversion of Shares............................................................................2
         3.2      Fractional Shares...............................................................................2
         3.3      Exchange of Certificates........................................................................3
         3.4      Stock Splits, Etc. of ENVOY Common Stock........................................................3
         3.5      Consent to Mergers; Waiver of Dissenter's Rights................................................3

ARTICLE 4.
         REPRESENTATIONS AND WARRANTIES OF XPIDATA AND THE SHAREHOLDERS...........................................3
         4.1      Existence; Good Standing; Authority; Compliance With Law........................................3
         4.2      Authorization, Validity and Effect of Agreements................................................4
         4.3      Capitalization..................................................................................4
         4.4      Prior Sales of Securities.......................................................................5
         4.5      Subsidiaries....................................................................................5
         4.6      No Violation....................................................................................5
         4.7      Financial Statements............................................................................5
         4.8      Liabilities and Obligations.....................................................................6
         4.9      No Material Adverse Changes.....................................................................6
         4.10     Tax Matters.....................................................................................6
         4.11     Employees and Fringe Benefit Plans..............................................................7
         4.12     Real Property...................................................................................9
         4.13     Personal Property..............................................................................12
         4.14     Intellectual Property..........................................................................13
         4.15     No Litigation..................................................................................14
         4.16     Company Records................................................................................14

         4.17     Environmental Matters..........................................................................15
         4.18     Labor Matters..................................................................................17
         4.19.    Insurance......................................................................................18
         4.20.    Product and Service Warranties.................................................................18
         4.21.    Contracts and Commitments......................................................................18
         4.22.    Accounts Receivable............................................................................19
         4.23     Inventory......................................................................................19
         4.24.    Orders, Commitments and Returns................................................................19
         4.25.    Customers and Suppliers........................................................................20
         4.26     Government Contracts...........................................................................20
         4.27     Certain Payments...............................................................................21
         4.28.    No Breach......................................................................................21
         4.29.    Investment Intent..............................................................................21
         4.30.    Consents and Approvals.........................................................................21
         4.31     Pooling of Interests...........................................................................21
         4.32     No Brokers.....................................................................................22
         4.33     Notes Receivable from Shareholders; Guarantees of Shareholders.................................22
         4.34     ENVOY Stock Ownership..........................................................................22
         4.35     Full Disclosure................................................................................22

ARTICLE 5.
         REPRESENTATIONS AND WARRANTIES OF ENVOY AND MERGER SUB..................................................22
         5.1      Existence; Good Standing; Corporate Authority; Compliance With Law.............................22
         5.2      Authorization, Validity and Effect of Agreements...............................................23
         5.3      Capitalization.................................................................................23
         5.4      Merger Sub.....................................................................................23
         5.5      No Violation...................................................................................24
         5.6      SEC Documents..................................................................................24
         5.7      Litigation.....................................................................................24
         5.8      Absence of Certain Changes.....................................................................24
         5.9      No Brokers.....................................................................................25
         5.10     XpiData Capital Stock Ownership................................................................25
         5.11     ENVOY Common Stock.............................................................................25
         5.12     Pooling of Interests...........................................................................25
         5.13.    Consents and Approvals.........................................................................25

ARTICLE 6.
         COVENANTS...............................................................................................25
         6.1      Covenants of ENVOY, XpiData and Shareholders.  ................................................25
         6.2      Covenants of the Shareholders and XpiData......................................................26
         6.3      Covenants of ENVOY.............................................................................29

ARTICLE 7.
         CONDITIONS..............................................................................................30
         7.1      Conditions to Each Party's Obligation to Effect the Merger.....................................30
         7.2      Conditions to Obligation of XpiData and the Shareholders to Effect the Merger..................31
         7.3      Conditions to Obligation of ENVOY and Merger Sub to Effect the Merger..........................31

ARTICLE 8.
         INDEMNIFICATION.........................................................................................32
         8.1      General Indemnification by the Shareholders....................................................32
         8.2      Expiration and Limitation......................................................................33
         8.3      Indemnification Procedures.....................................................................34
         8.4      Survival of Representations, Warranties and Covenants..........................................36
         8.5      Remedies Cumulative............................................................................36

ARTICLE 9.
         NONCOMPETITION..........................................................................................36
         9.1      Prohibited Activities..........................................................................36
         9.2      Confidentiality................................................................................37
         9.3      Damages........................................................................................37
         9.4      Reasonable Restraint...........................................................................37
         9.5      Severability; Reformation......................................................................38
         9.6      Independent Covenant...........................................................................38
         9.7      Materiality....................................................................................38

ARTICLE 10.
         TERMINATION.............................................................................................39
         10.1     Termination by Mutual Consent..................................................................39
         10.2     Termination by Either ENVOY or XpiData.  ......................................................39
         10.3     Termination by XpiData and Shareholders.  .....................................................39
         10.4     Termination by ENVOY...........................................................................39
         10.5     Effect of Termination and Abandonment..........................................................40
         10.6     Extension; Waiver..............................................................................40

ARTICLE 11.
         GENERAL PROVISIONS......................................................................................40
         11.1     Notices........................................................................................40
         11.2     Assignment, Binding Effect; Benefit............................................................41
         11.3     Entire Agreement...............................................................................41
         11.4     Amendment......................................................................................41
         11.5     Governing Law..................................................................................41
         11.6     Counterparts...................................................................................41
         11.7     Headings.......................................................................................42

         11.8     Interpretation.................................................................................42
         11.9     Waivers........................................................................................42
         11.10    Incorporation of Exhibits......................................................................42
         11.11    Severability...................................................................................42
         11.12    Enforcement of Agreement.......................................................................42
         11.13    Expenses.......................................................................................42
         11.14    Press Releases.................................................................................43
         11.15    Knowledge......................................................................................43

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 23rd day of February, 1998, by and among ENVOY Corporation, a Tennessee corporation ("ENVOY"), Envoy Acquisition Corporation, a Tennessee corporation and wholly owned subsidiary of ENVOY ("Merger Sub"), XpiData, Inc., an Arizona corporation ("XpiData"), and each of the shareholders of XpiData, whose names are set forth on Schedule I hereto (the "Shareholders").

                                    RECITALS

         A. The Board of Directors of ENVOY and the Board of Directors of XpiData each have determined that a business combination between ENVOY and XpiData is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to enhance the service provided to customers and achieve long-term strategic and financial benefits, and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein.

         B. For federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "pooling of interests."

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), XpiData shall be merged with and into Merger Sub, in accordance with this Agreement (the "Merger"). The separate corporate existence of XpiData shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of ENVOY. The Merger shall have the effects specified in Section 10-1106 of the Arizona Business Corporation Act ("ABCA") and Section 48-21-108 of the Tennessee Business Corporation Act ("TBCA").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the sooner of February 27, 1998 or the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as ENVOY and XpiData may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause Articles of Merger meeting the requirements of Section 10-1105 of the ABCA and Section 48-21-107 of the TBCA to be properly executed and filed in accordance with such laws on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger in Arizona and Tennessee or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"), and the Surviving Corporation's name shall be ENVOY/ExpressBill, Inc.


                                   ARTICLE 2.
                             CHARTER AND BYLAWS AND
               OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1 Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 3.
                          CONVERSION OF XPIDATA SHARES

         3.1 Conversion of Shares. At the Effective Time, all XpiData Shares (as defined below) shall be converted into 1,365,000 shares of ENVOY common stock, no par value per share ("Common Stock") (the "Merger Consideration"). "XpiData Shares" shall mean all of the issued and outstanding shares of Common Stock of XpiData immediately prior to the Effective Time (including any shares which may have been issued upon exercise of currently outstanding options or warrants, if any).

         3.2 Fractional Shares. In lieu of the issuance of fractional shares of ENVOY Common Stock, the Shareholders shall be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of ENVOY Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of ENVOY Common Stock shall be such fraction multiplied by the closing sale price as reported on the Nasdaq National Market on the date hereof.

         3.3 Exchange of Certificates. After the Effective Time, the Shareholders, upon surrender of a certificate or certificates theretofore representing XpiData Shares to Bass, Berry & Sims PLC, as exchange agent for ENVOY, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of ENVOY Common Stock into which such holders' XpiData Shares were converted, as set forth on Schedule I hereto.

         3.4 Stock Splits, Etc. of ENVOY Common Stock. In the event ENVOY changes the number of shares of ENVOY Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization or any other transaction in which any security of ENVOY or any other entity or cash is issued or paid in respect of the outstanding shares of ENVOY Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the conversion ratio shall be proportionately adjusted.

         3.5 Consent to Mergers; Waiver of Dissenter's Rights. By execution of this Agreement, each of the Shareholders (a) consents to the terms of the Merger and to the taking of action to approve the Merger without a meeting, (b) acknowledges that he is aware of his rights, if any, to dissent to the Merger and demand payment for his XpiData Shares in accordance with the ABCA and the Bylaws of XpiData, and (c) waives any such rights to dissent and demand payment.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF XPIDATA
                              AND THE SHAREHOLDERS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to ENVOY (the "XpiData Disclosure Letter"), XpiData and Shareholders jointly and severally represent and warrant to ENVOY as of the date of this Agreement and as of the Closing Date as follows:

         4.1 Existence; Good Standing; Authority; Compliance With Law. XpiData is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. XpiData is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a "XpiData Material Adverse Effect" (hereinafter defined). XpiData has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. XpiData is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which it is subject, except where the violation would not have an XpiData Material Adverse Effect. XpiData has all licenses, permits and other authorizations (the "Permits") and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where the failure to obtain any such item or to take any such action would not have an XpiData Material Adverse Effect. The Permits are valid, and XpiData has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of XpiData or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. XpiData has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, statutes, approvals, judgments, decrees, plans, variances, rules and regulations of federal, state, county, municipal authorities, agencies or boards (collectively, "Laws") and is not in violation of any of the foregoing except where such failure would not have an XpiData Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to XpiData, by any Permit. For purposes of this Agreement, an XpiData Material Adverse Effect shall mean any event, occurrence, act or omission that would have an material adverse effect on the business, results of operations or financial condition, assets or liabilities of XpiData.

         4.2 Authorization, Validity and Effect of Agreements. Each of XpiData and the Shareholders has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (to which any of XpiData or the Shareholders is a party). The consummation by each of XpiData and the Shareholders of the transactions contemplated hereby has been duly authorized by all requisite action by XpiData and the Shareholders. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of each of XpiData and the Shareholders enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         4.3 Capitalization. The authorized capital stock of XpiData and the issued and outstanding capital stock of XpiData (and the owners thereof) are as set forth in the XpiData Disclosure Letter. XpiData has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Shareholders of XpiData on any matter. All issued and outstanding XpiData Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate XpiData to issue, transfer or sell any shares of capital stock of XpiData. XpiData has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, ENVOY will be the record and beneficial owner of all outstanding capital stock of XpiData.

                  Each of the Shareholders represents and warrants that (i) such Shareholder is the record and beneficial owner of the number of XpiData Shares set forth in the XpiData Disclosure

Letter, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind; (ii) the Shareholder has the full right, power, authority and capacity to vote, dispose of, sell and transfer all the XpiData Shares owned by such Shareholder; (iii) and has full title to such shares, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind.

         4.4 Prior Sales of Securities. All offers and sales of XpiData Shares outstanding prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or civil liability therefor has been eliminated by an offer to rescind.

         4.5 Subsidiaries. XpiData does not own directly or indirectly any subsidiary or any interest or investment in any corporation, partnership, joint venture, business, trust or other entity except as set forth in the XpiData Disclosure Letter.

         4.6 No Violation. Except as set forth in the XpiData Disclosure Letter, neither the execution and delivery by XpiData of this Agreement, nor the consummation by XpiData of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of XpiData, true and correct copies of which have been delivered to ENVOY; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of XpiData pursuant to any material commitment, lease, contract, or other material agreement or instrument to which XpiData is a party; (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to XpiData; or (iv) result in any termination or impairment of any Permit, contractual right or other authorization of XpiData.

         4.7 Financial Statements. XpiData has delivered to ENVOY its audited financial statements for the three years ended December 31, 1997 and unaudited interim financial statements for each full month and quarter subsequent thereto. Each of the balance sheets provided to ENVOY (including any related notes and schedules) fairly presents the financial position of XpiData as of its date and each of the statements of income, retained earnings and cash flows provided to ENVOY (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of XpiData for the periods set forth therein (subject, in the case of unaudited statements, to the omission of footnotes and to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Such financial statements have been prepared from the books and records of XpiData which accurately and fairly reflect the transactions and dispositions of the assets of XpiData. As of December 31, 1997 or any subsequent date for which a balance sheet is provided, XpiData had no material liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date. XpiData has adequately accrued employee benefit costs, and such accruals (to the date thereof) are reflected in the balance sheet of such date. Since the date of the audited financial statements for the fiscal year ended December 31, 1997, there have been no material changes in XpiData's accounting policies.

         4.8 Liabilities and Obligations.

                  (a) XpiData has delivered to ENVOY, in the case of those liabilities that are not set forth on the XpiData balance sheet as of December 31, 1997 and which may exceed $10,000, a reasonable estimate of the maximum amount that may be payable.

                  (b) The XpiData Disclosure Letter includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of XpiData has made any expenditure in excess of $50,000 in the two-year period prior to the date of this Agreement, which if pursued by the Surviving Corporation would require additional material expenditures of capital.

                  (c) For purposes of this Section, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         4.9 No Material Adverse Changes. Except as set forth in the XpiData Disclosure Letter, since December 31, 1997, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of XpiData, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature (if any) of XpiData's business; (ii) any extraordinary dividend declared or paid or distribution made on the capital stock of XpiData or any capital stock thereof redeemed or repurchased; (iii) any salary, bonus or compensation increases to any officers, employees or agents of XpiData, other than customary increases; (iv) any pending or, to the Knowledge of the Principals (defined hereinafter in Section 11.15), threatened labor disputes or other labor problems against or potentially affecting XpiData, or (v) any other material transaction entered into by XpiData, except in the ordinary course of business and consistent with past practice.

         4.10 Tax Matters.

                  (a) XpiData has duly filed all Tax (hereinafter defined) reports and returns required to be filed by it when due and has duly paid all Taxes when due whether or not shown on any Tax return and other charges due or claimed to be due from it by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls); and true and correct copies of all Tax reports and returns related to such taxes and other charges for the period since January 1, 1992 have been delivered to ENVOY. The provisions for Taxes shown on the XpiData financial statements for the year ended December 31, 1997 are adequate to cover the liability of XpiData for all Taxes (including employer income tax withholding, social security and unemployment taxes) to the date thereof.

                  (b) The reserves for Taxes carried on the books of XpiData are adequate to cover all Tax liabilities as of the date hereof. Since December 31, 1997, XpiData has not incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of XpiData (whether real, personal or mixed, tangible or intangible), and except as reflected in the XpiData Disclosure Letter, there are no pending or, to the Knowledge of the Principals, threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against XpiData. No claim has ever been made by an authority in a jurisdiction where XpiData does not file Tax returns that it is or may be subject to taxation by that jurisdiction. XpiData has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. XpiData has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. XpiData is not a party to any Tax allocation or sharing agreement.

                  (c) If XpiData has ever been a member of an affiliated group, within the meaning of Section 1504 of the Code, filing a consolidated federal income tax return (an "Affiliated Group"), each such Affiliated Group has filed all Tax returns that it was required to file for each taxable period during which XpiData was a member of the Affiliated Group, and has paid all taxes owed by the Affiliated Group (whether or not shown on the Tax return) for each taxable period during which XpiData was a member of the Affiliated Group. XpiData has no liability for the taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law).

                  (d) For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto whether disputed or not.

          4.11 Employees and Fringe Benefit Plans.

                  (a) The XpiData Disclosure Letter sets forth the names and titles of the directors, officers and employees of XpiData earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

                  (b) The XpiData Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of XpiData, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). All Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Pension Plans."

                  (c) Copies of each such Plan have heretofore been delivered to ENVOY. For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, XpiData has delivered to ENVOY correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

                  (d) XpiData does not have any commitment, whether formal or informal, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The XpiData Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of XpiData with respect to each such existing Plan.

                  (e) XpiData has no unfunded past service liability in respect of any of its Plans; the actuarially computed value of vested benefits under any Pension Plan of XpiData (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Pension Plan; neither XpiData nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or
         Section 4975 of the Code for which there is no statutory exemption in
         Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Pension Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each Pension Plan and each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

                  (f) XpiData has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
         Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

                  (g) The consummation of the transactions on the part of XpiData and the Shareholders contemplated by this Agreement will not
         (i) result in the payment or series of payments by XpiData to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of XpiData to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

                  (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607.

                  (i) Neither XpiData nor any of its "affiliates" (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and XpiData has not incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

                  (j) No Pension Plan has been completely or partially terminated, nor to the Knowledge of the Principals has any proceeding been instituted by the PBGC to terminate any such Pension Plan; XpiData has not incurred, and does not presently owe, any liability to the PBGC or the Internal Revenue Service with respect to any Pension Plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

          4.12 Real Property.

                  (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by XpiData, together with any additions thereto or replacements thereof.

                  (b) The XpiData Disclosure Letter contains (i) a complete and accurate description of all Real Property (including street address, owner, and Company's use thereof) and (ii) a complete list, to the Knowledge of the Principals, of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature thereon created by XpiData ("Encumbrances"). The XpiData Disclosure Letter indicates whether the Real Property is owned or leased. The Real Property listed on the XpiData Disclosure Letter includes all interests in real property necessary to conduct the business and operations of XpiData.

                  (c) Except as set forth in the XpiData Disclosure Letter:

                           (i) XpiData does not own, in fee simple or otherwise,
any Real Property. XpiData Leases (as hereinafter defined) the Real Property described in the XpiData Disclosure Letter.

                           (ii) To the Knowledge of the Principals, all
structures, facilities and improvements to the Real Property ("Structures") are located within the boundary lines of the Real Property and no structures, facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Real Property. To the Knowledge of the Principals, the Structures do not encroach on any easement which burdens any portion of the Real Property, and none of the Real Property serves any adjacent parcel for any purpose inconsistent with the use of the Real Property.

                           (iii) XpiData has good and valid rights of ingress
and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

                           (iv) To the Knowledge of the Principals, all
structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible Assets"), are free of defects and in good operating condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $1,000 to correct. To the Knowledge of the Principals, no maintenance or repair to the Real Property, Structures or any Tangible Asset has been unreasonably deferred. To the Knowledge of the Principals, there is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset.

                           (v) To the Knowledge of the Principals, all water,
sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the business of XpiData's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of XpiData's business and to permit full compliance with the requirements of all laws in the operation of such business. To the Knowledge of the Principals, no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

                           (vi) The Real Property and all present uses and
operations of the Real Property comply in all material respects with all applicable Laws of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. XpiData has obtained all material approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

                           (vii) There are no pending or, to the Knowledge of
the Principals, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect in any material respect the current use, occupancy or value thereof, nor has XpiData or the Shareholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                           (viii) No portion of the Real Property or the
Structures has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

                           (ix) Except as set forth in the XpiData Disclosure
Letter, there are no parties other than XpiData in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                           (x) There are no outstanding options or rights of
first refusal to purchase the Real Property, or any portion thereof or interest therein. XpiData has not transferred any air rights or development rights relating to the Real Property.

                           (xi) To the Knowledge of the Principals, no portion
of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. To the Knowledge of the Principals, no commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

                           (xii) All real property taxes and assessments that
are due and payable by XpiData with respect to the Real Property have been paid or will be paid at or prior to Closing.

                           (xiii) All oral or written leases, subleases,
licenses, concession agreements or other use or occupancy agreements pursuant to which XpiData leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and binding agreements of XpiData, and XpiData is not in breach of such Leases. XpiData has provided ENVOY with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and XpiData's interests thereunder are free of all Encumbrances, except for Encumbrances reflected in the XpiData financial statements and liens for taxes not yet due and payable.

                           (xiv) None of the Leases requires the consent or
approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

          4.13 Personal Property.

                  (a) The XpiData Disclosure Letter sets forth a complete and accurate list of (i) all personal property included on the balance sheet as of December 31, 1997 and (ii) all other personal property owned or leased by XpiData, with a current book value in excess of $10,000, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by the Shareholders or business or personal affiliates of the Shareholders or of XpiData.

                  (b) XpiData currently owns or leases all personal property necessary to conduct the business and operations of XpiData as they are currently being conducted.

                  (c) All of the machinery, equipment and vehicles of XpiData, including those listed on the XpiData Disclosure Letter, are in good working order and condition, ordinary wear and tear excepted. All leases set forth on the XpiData Disclosure Letter are in full force and effect and constitute valid and binding agreements of XpiData, and XpiData is not in material breach of any of their terms. All fixed assets used by XpiData that are material to the operation of its business are either owned by XpiData or leased under an agreement listed on the XpiData Disclosure Letter.

          4.14 Intellectual Property.

                  (a) XpiData is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks (as defined below) listed on the XpiData Disclosure Letter. The XpiData Disclosure Letter lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that XpiData now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on the XpiData Disclosure Letter, XpiData owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on the XpiData Disclosure Letter will not cease to be valid rights of XpiData by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by XpiData, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by XpiData, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by XpiData in the United States or any foreign country.

                  (b) XpiData owns no, and is not licensed or otherwise in possession of legally enforceable rights to use any Patents, and does not use any Patents in connection with its business. XpiData is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Copyright (defined below) registrations listed on the XpiData Disclosure Letter, which constitute all of the Copyrights that XpiData now owns or is licensed to use. XpiData uses no other copyright registrations in connection with its business. For purposes of this Section, the term "Patent" shall mean any United States or foreign patent as well as any application for a United States or foreign patent made by XpiData; the term "Copyright" shall mean any United States or foreign copyright owned by XpiData as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by XpiData.

                  (c) XpiData is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the franchises or similar rights (collectively, "Other Rights") listed on the XpiData Disclosure Letter. Those Other Rights constitute all of the Other Rights that XpiData now owns or is licensed to use. XpiData owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

                  (d) The Marks, Copyrights, and Other Rights listed on the XpiData Disclosure Letter are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by XpiData is referred to herein collectively as the "XpiData Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on the XpiData Disclosure Letter, XpiData has no obligation to compensate any person for the use of any Intellectual Property nor has XpiData granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

                  (e) XpiData is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in the XpiData Disclosure Letter. No claims with respect to XpiData Intellectual Property or Third Party Intellectual Property are currently pending or, to the Knowledge of the Principals, are threatened by any person, nor, to the Knowledge of the Principals, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by XpiData infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by XpiData of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in XpiData's business as currently conducted by XpiData; (iii) challenging the ownership, validity or effectiveness of any of XpiData Intellectual Property or other trade secret material to XpiData; or (iv) challenging XpiData's license or legally enforceable right to use of the Third Party Intellectual Property. To the Knowledge of the Principals, there is no unauthorized use, infringement or misappropriation of any of XpiData Intellectual Property by any third party. XpiData has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that XpiData may be engaged in such infringement, and to the Knowledge of the Principals, there is no infringement liability with respect to, or infringement by, XpiData of any trade secret, patent, trademark, service mark, or copyright of another.

         4.15 No Litigation. Except as set forth in the XpiData Disclosure Letter, there are no actions, suits or proceedings pending or, to the Knowledge of the Principals, overtly threatened in writing against XpiData, at law or in equity, or before or by any federal or state commission or board, bureau or agency or instrumentality. XpiData is not subject to any currently existing order, writ, injunction or decree relating to its operations. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against XpiData or against any of its properties or business. No Shareholder has, at any time:
(i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection. No Shareholder has any claims against XpiData other than claims for reimbursement of business expenses or employment compensation in the ordinary course of business.

         4.16 Company Records. True and correct copies of the XpiData articles of incorporation and bylaws have been delivered to ENVOY. The minute books of XpiData submitted to ENVOY for review correctly reflect all action taken at all the meetings (or by written consent in lieu thereof) of their respective directors (including committees) and shareholders, and correctly record all resolutions thereof. XpiData has delivered to ENVOY true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the XpiData Disclosure Letter or that has been requested by ENVOY.

         4.17 Environmental Matters.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq.;

         "XpiData Property" shall mean (i) any real property and improvements presently owned, leased, licensed to, operated or occupied by XpiData, and (ii) any other real property and improvements at any previous time owned, leased, licensed to, operated or occupied by XpiData;

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (i) and(ii) below, "Claims") or any Environmental Permit (as defined below), including without limitation;

                  (i) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

                  (ii) any and all Claims by any third party seeking damages, response costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

         "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, binding policy or binding rule of common law now in effect and as amended, and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, or safety of hazardous, toxic or dangerous materials, substances or wastes, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.ss. 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. ss.ss. 136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.ss. 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss. 6901 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; the Emergency Planning and Community Right-to-Know Law, 42 U.S.C. ss.ss. 11001 et seq.; and any similar state or local law;

         "Hazardous Materials" shall mean those materials listed in Section 101(14) of CERCLA, as hereinafter defined, and any other substance, material or waste defined, limited, prohibited or otherwise regulated as toxic or hazardous under any Environmental Law, including, but not limited to any petroleum, petroleum hydrocarbons, or petroleum by-products, flammable explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, including transformers or other equipment that contain dielectric fluid containing detectible levels of polychlorinated biphenyls, waste oil, used oil and any constituent thereof, and radon gas;

         "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         Except as listed on the XpiData Disclosure Letter, XpiData represents and warrants that:

                  (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any XpiData Property by XpiData, or to the Knowledge of the Principals, by any other person, whether an entity or individual, except in compliance with applicable Environmental Laws;

                  (b) To the Knowledge of the Principals, no asbestos-containing materials or other Hazardous Materials have been installed in or affixed to structures on any XpiData Property;

                  (c) Hazardous Materials have not been disposed of or otherwise Released on any XpiData Property during the time or, to the Knowledge of the Principals, before the time, of XpiData's ownership, leasing, licensing, operation or occupancy of any XpiData Property;

                  (d) XpiData has all permits, approvals, registration, identification numbers, and licenses required pursuant to any Environmental Law ("Environmental Permits") to conduct the XpiData business as it is currently being conducted, all such Environmental Permits are current and in full force and effect, a complete list of each of XpiData's Environmental Permits is provided on the XpiData Disclosure Letter, and XpiData has provided Buyer with copies of all Environmental Permits;

                  (e) XpiData is currently, and has at all times in the past been, in material compliance with all applicable Environmental Laws and the requirements of any Environmental Permits issued under such Environmental Laws with respect to any XpiData Property;

                  (f) There are no past, pending or to the Knowledge of the Principals, threatened Environmental Claims against XpiData or any XpiData Property;

                  (g) There are no facts or circumstances, conditions or occurrences on any XpiData Property or otherwise that could reasonably be anticipated by XpiData:

                           (i) to form the basis of an Environmental Claim
                  against XpiData or any XpiData Property; or

                           (ii) to cause such XpiData Property to be subject to
                  any restrictions on the ownership, occupancy, use or transferability of such XpiData Property under any Environmental Law;

                           (h) There are not now, nor, to the Knowledge of the
                  Principals, have there been at any time, any aboveground or underground storage tanks located on any XpiData Property;

                  (i) There is no present, nor, to the Knowledge of the Principals, any past action, activity, event, condition or circumstance that could be reasonably expected to require XpiData to incur costs of removal, remediation, response, investigation or corrective action pursuant to any Environmental Law with respect to any Hazardous Materials;

                  (j) A list of any and all environmental site assessments and/or audits prepared for any XpiData Property and in XpiData's possession or control, or otherwise available to XpiData, is attached hereto as the XpiData Disclosure Letter, and copies of each have been provided to ENVOY; and

                  (k) XpiData has provided ENVOY with copies of all notices of violations, notices of non-compliance and similar documents issued to XpiData under any Environmental Laws, all of which also are listed on the XpiData Disclosure Letter; and

                  (l) XpiData has submitted all reports, notifications, and other documents ("Reports") required by any Environmental Law and all such Reports were accurate as submitted and provided to all persons and governmental authorities as required under any Environmental Law.

         4.18 Labor Matters. There are no collective bargaining agreements in effect between XpiData and labor unions or organizations representing any of XpiData's employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Except as and to the extent set forth in the XpiData Disclosure Letter, (i) XpiData is in compliance with all federal, state and local Laws (including, but not limited to all rules and regulations promulgated under the Occupational Safety and Health Act) respecting employment and employment practices, terms and conditions of employment and wages and hours (except where the failure of such compliance would not result in an XpiData Material Adverse Effect), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against XpiData pending or, to the Knowledge of the Principals, threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving XpiData; (iv) no question concerning union representation has been raised or is threatened respecting the employees of XpiData; (v) no grievance or arbitration proceeding is pending and, to the Knowledge of the Principals, no claim therefor exists; (vi) no private agreement restricts XpiData from relocating, closing or terminating any of its operations or facilities; and (vii) XpiData has not in the past five years experienced any labor strike, slowdown, stoppage or other material dispute.

         4.19. Insurance. The XpiData Disclosure Letter hereto sets forth a complete and accurate list (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, liability, workmen's compensation, health, title and other forms of insurance presently in effect with respect to XpiData. All such policies are valid, outstanding and enforceable policies; and will remain in full force and effect at least through the respective dates set forth in the XpiData Disclosure Letter without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. XpiData has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. The XpiData Disclosure Letter contains a description of any provision contained in the policies identified on the XpiData Disclosure Letter which provides for retrospective premium adjustment. The XpiData Disclosure Letter identifies all risks that XpiData has designated as being self-insured and the amount of reserve set aside by XpiData to cover such risk.

         4.20. Product and Service Warranties. Except as described on the XpiData Disclosure Letter, XpiData has not given or made any warranties to third parties with respect to any products supplied or services performed by it which may still be in effect at any time after the date hereof, except for warranties imposed by law. Except as described on the XpiData Disclosure Letter, there have been no claims or investigations made with respect to any product or service warranties which have not been fully settled and resolved or any unresolved warranty claims which have not been adequately reserved against on the Financial Statements. XpiData and the Shareholders do not know or have any reason to know of any basis for any other claim or investigation.

         4.21. Contracts and Commitments. Except as set forth in the XpiData Disclosure Letter hereto:

                  (a) XpiData does not have any contracts, commitments, arrangements or understandings which may involve the expenditure by XpiData after the Closing of more than $10,000 for any individual contract, commitment, arrangement or understanding, or which was not entered into in the ordinary course of business. The legal enforceability after the Closing of the rights of XpiData under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) XpiData has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business or which are not terminable on 30 days' notice.

                  (c) XpiData is not a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by XpiData on notice of not longer than 30 days and without liability, penalty or premium, (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or (iii) any agreements that contain any severance or termination pay, liabilities or obligations.

                  (d) XpiData is not a party to any licensing agreement, either as licensor or licensee, except as set forth in the XpiData Disclosure Letter.

                  (e) XpiData is not restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the world.

         4.22. Accounts Receivable. XpiData has delivered to ENVOY a complete and accurate list, as of a date not more than five (5) business days prior to the date hereof, of the accounts and notes receivable of XpiData (including without limitation receivables from and advances to employees and the Shareholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on XpiData's books and records (which reserves are adequate and calculated consistent with past practice). To the Knowledge of the Principals, there is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

         4.23 Inventory. All inventory of XpiData, whether reflected in its financial statements or otherwise, is of good and merchantable quality and is usable and saleable in the ordinary course of business, except for items of obsolete materials and materials of below standard quality, all of which have been written down in the financial statements to realizable market value or for which adequate reserves have been provided therein. The present quantities of all inventory of XpiData are reasonable in the present circumstances of its business. XpiData is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers.

         4.24. Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the merchandise or services entered into by XpiData does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all contracts or commitments for the purchase of products or services by XpiData does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, contracts and commitments were made in the ordinary course of business). Except as set forth in the XpiData Disclosure Letter, as of the date of this Agreement, there are no asserted, or if unasserted, sustainable, claims to return merchandise or refund payments for services of XpiData by reason of alleged over shipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in XpiData's contracts. XpiData and the Shareholders do not know and have not received any oral or written notice that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of XpiData's services.

         4.25. Customers and Suppliers. The XpiData Disclosure Letter contains an accurate and complete list of the names and addresses of the 20 largest customers to whom XpiData has sold or leased products or services during the past two fiscal years and the 10 largest suppliers from whom XpiData has purchased supplies during the past two fiscal years. Neither the Shareholders nor XpiData has received any indication from any customer or supplier whose name appears on such list (or otherwise has any reason to believe) that such customer or supplier will not continue as a customer or supplier of ENVOY after the Closing. Except as set forth in the XpiData Disclosure Letter, no customer accounted for more than 5% of XpiData's revenues for the year ended December 31, 1997.

         4.26 Government Contracts.

                  (a) Except as set forth on the XpiData Disclosure Letter, XpiData is not a party to any government contracts.

                  (b) XpiData has not been suspended or barred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the Knowledge of the Principals, has any suspension or debarment action been threatened or commenced. There is no valid basis for XpiData's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

                  (c) Except as set forth in the XpiData Disclosure Letter, XpiData has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the Knowledge of the Principals, has such audit or investigation been threatened.

                  (d) XpiData has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

                  (e) XpiData has not, with respect to any government contract, received a cure notice advising XpiData that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

                  (f) XpiData has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

                  (g) No employee, agent, consultant, representative, or affiliate of XpiData is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to XpiData's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

                  (h) Each of XpiData's government contracts has been issued, awarded or novated to XpiData in XpiData's name.

         4.27 Certain Payments. Neither XpiData nor any director, officer, agent or employee of XpiData or any other person associated with or acting for or on behalf of XpiData, has directly or indirectly at any time used funds for any illegal purpose or in violation of any Law, including, without limitation, the making of any improper political contribution, bribe or kickback.

         4.28. No Breach. Each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in the XpiData Disclosure Letter or any Exhibit hereto under which XpiData has any right, interest or obligation is in full force and effect and XpiData has in all respects performed all material obligations to be performed by it thereunder; there have been no threatened cancellations thereof nor outstanding disputes thereunder, and XpiData has not breached any provision of, nor does there exist any default by XpiData under, or, to the Knowledge of the Principals, any default by other parties under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.

         4.29. Investment Intent. Each of the Shareholders has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits associated with the acquisition of the ENVOY Common Stock and each Shareholder is acquiring the ENVOY Common Stock for his own account and not with a present view to any resale or distribution thereof. Each Shareholder will not sell or otherwise dispose of the ENVOY Common Stock, or any interest therein in violation of the Securities Act of 1933, as amended or any state securities laws.

         4.30. Consents and Approvals. The Shareholders and XpiData have obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by the Shareholders and XpiData.

         4.31 Pooling of Interests. XpiData has not taken or failed to take any action which, to the Knowledge of the Principals, would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

         4.32 No Brokers. Except as set forth in the XpiData Disclosure Letter, XpiData has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of XpiData to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the XpiData Disclosure Letter, XpiData is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.33 Notes Receivable from Shareholders; Guarantees of Shareholders. There are no receivables due to XpiData from the Shareholders. Except as set forth in the XpiData Disclosure Letter, no Shareholder is a guarantor on any XpiData obligations or liabilities or a release of such guarantee has been obtained.

         4.34 ENVOY Stock Ownership. XpiData does not own any shares of ENVOY Common Stock or other securities convertible into ENVOY Common Stock.

         4.35 Full Disclosure. All of the information provided by XpiData, the Shareholders, and its or his representatives herein or in the XpiData Disclosure Letter or in connection with this Agreement or the transactions contemplated hereby is true, correct, and complete in all material respects and no representation, warranty, or statement made by XpiData in or in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to ENVOY. Neither the Shareholders, nor any of the officers, employees or agents of XpiData has withheld from ENVOY or its representatives disclosure of any event, condition, or fact that such officer, shareholder, employee or agent knows could cause or constitute an XpiData Material Adverse Effect.


                                   ARTICLE 5.
                         REPRESENTATIONS AND WARRANTIES
                             OF ENVOY AND MERGER SUB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to XpiData and the Shareholders (the "ENVOY Disclosure Letter"), ENVOY and Merger Sub represent and warrant to XpiData and the Shareholders as of the date of this Agreement as follows:

         5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of ENVOY and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. ENVOY is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of ENVOY (an "ENVOY Material Adverse Effect"). ENVOY has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither ENVOY nor any of its properties or assets is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which ENVOY is subject, where such violation would have an ENVOY Material Adverse Effect. ENVOY has all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where the failure to obtain any such item or to take any such action would not have an ENVOY Material Adverse Effect.

         5.2 Authorization, Validity and Effect of Agreements. Each of ENVOY and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by each of ENVOY and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of each of ENVOY and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.3 Capitalization. The authorized capital stock of ENVOY consists of
(i) 48,000,000 shares of common stock, no par value per share ("ENVOY Common Stock") of which 16,575,822 shares are issued and outstanding as of December 31, 1997; and (ii) 12,000,000 shares of preferred stock, no par value per share ("ENVOY Preferred Stock"), of which (a) 4,800,000 shares have been designated Series A Preferred Stock issuable only upon the exercise of stock purchase rights pursuant to ENVOY's Shareholder Rights Plan and (b) 3,730,233 shares have been designated as Series B Convertible Preferred Stock, all of which have been authorized and are currently issued and outstanding. ENVOY has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of ENVOY on any matter. All issued and outstanding shares of ENVOY Common Stock and ENVOY Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as provided for in the ENVOY Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible or redeemable securities, or other rights, agreements or commitments which obligate ENVOY to issue, redeem, transfer or sell any shares of capital stock of ENVOY.

         5.4 Merger Sub. Merger Sub has been formed to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value. Each of the outstanding shares of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable, and is owned by ENVOY free and clear of all liens, pledges, security interests, claims or other encumbrances. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

         5.5 No Violation. Neither the execution and delivery by ENVOY and Merger Sub of this Agreement, nor the consummation by ENVOY and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Charter or Bylaws of ENVOY or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of ENVOY or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which ENVOY or Merger Sub is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to ENVOY or Merger Sub.

         5.6 SEC Documents. Prior to the date hereof, ENVOY has delivered to the Shareholders copies of all filings made by ENVOY with the Securities and Exchange Commission since December 31, 1996 (the "ENVOY Reports"). The ENVOY Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the ENVOY Reports (including the related notes and schedules) fairly presents the consolidated financial position of ENVOY as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the ENVOY Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of ENVOY for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, and such financial statements have been prepared from the books and records of ENVOY. These representations shall be deemed to be made with respect to ENVOY Reports filed subsequent to the date hereof at the time of their filing.

         5.7 Litigation. Except as set forth in the ENVOY Disclosure Letter, there are no actions, suits or proceedings pending against ENVOY or, to the actual knowledge of the executive officers of ENVOY, overtly threatened in writing against ENVOY, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have an ENVOY Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against ENVOY, its subsidiaries or their respective properties or business which would have an ENVOY Material Adverse Effect.

         5.8 Absence of Certain Changes. Since September 30, 1997, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of ENVOY, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of ENVOY's business or (ii) any extraordinary dividend declared or paid or distribution made on the capital stock of ENVOY or any capital stock thereof redeemed or repurchased.

         5.9 No Brokers. Except as set forth in the ENVOY Disclosure Letter, ENVOY has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of XpiData, the Shareholders, Merger Sub or ENVOY to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. ENVOY is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.10 XpiData Capital Stock Ownership. Neither ENVOY nor Merger Sub owns any shares of capital stock of XpiData or other securities convertible into capital stock of XpiData.

         5.11 ENVOY Common Stock. The issuance and delivery by ENVOY of shares of ENVOY Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of ENVOY. The shares of ENVOY Common Stock to be issued in connection with the Merger, the Acquisition and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.

         5.12 Pooling of Interests. ENVOY has not taken or failed to take any action which, to the actual knowledge of the executive officers of ENVOY, would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

         5.13. Consents and Approvals. ENVOY and Merger Sub have obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by ENVOY and Merger Sub.


                                   ARTICLE 6.
                                   COVENANTS

         6.1 Covenants of ENVOY, XpiData and Shareholders. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise consent in writing) each of ENVOY, XpiData and the Shareholders covenants with the others that, insofar as the obligations relate to it:

                  (a) Except as and to the extent required by law, ENVOY, XpiData and the Shareholders hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party hereto furnished, or to be furnished, by such other party or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Merger. Except as required by law, and as set forth in this subparagraph (a), neither XpiData nor any of their representatives shall make any public statements regarding the Merger or this Agreement without the prior approval of ENVOY. ENVOY may make such statements, disclosures and filings as it is advised by its counsel are necessary or appropriate for a public company. The parties hereby confirm the terms of the Nondisclosure Agreement dated August 26, 1997 between ENVOY and XpiData, agree that its terms and conditions continue in effect and that such agreement shall remain in full force and effect in the event the Merger is not effective for any reason.

                  (b) ENVOY, XpiData and the Shareholders shall cooperate and promptly prepare and file notifications as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR").

         6.2 Covenants of the Shareholders and XpiData. The Shareholders and XpiData covenant and agree that between the date hereof and continuing until the Effective Time (except as otherwise expressly contemplated or permitted hereby, or to the extent that ENVOY shall otherwise consent in writing):

                  (a) XpiData shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business deals with it to the end that XpiData's good will and ongoing business shall not be impaired in any material respect at the Effective Time.

                  (b) From the date hereof to the Effective Time, XpiData shall allow all designated officers, attorneys, accountants and other representatives of ENVOY access at all reasonable times during regular business hours to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of XpiData.

                  (c) Prior to the Effective Time, each of XpiData and the Shareholders agrees that it shall, and shall direct and use its best efforts to cause its officers, employees, advisors, accountants and attorneys (the "Representatives") not to solicit or entertain offers in any manner, encourage, discuss, accept or consider any proposal from a third party or its representative, engage in any written or verbal discussions or negotiations concerning or enter into any agreements, understandings or contracts relating to any merger, consolidation, liquidation, dissolution, acquisition, business combination or purchase of all or any significant asset of (other than sales of inventory in the ordinary course), or any equity interest in, directly or indirectly, XpiData, or providing for or requiring XpiData to abandon, terminate or fail to consummate the Merger. XpiData and the Shareholders acknowledge and agree that ENVOY has refrained from pursuing and considering other acquisition arrangements with the consequence that the opportunities and benefits of them are foregone or delayed and that ENVOY has expended significant time and effort to evaluate the Merger and, in conjunction therewith, XpiData and the Shareholders acknowledge that ENVOY has incurred significant expense and fees through preparation, travel and fees of financial, legal and accounting advisors.

                  (d) XpiData will make all normal and customary repairs, replacements, and improvements to its facilities, will not dispose of any material assets other than in the ordinary course of business without the prior written consent of ENVOY, and without limiting the generality of the foregoing or the covenants set forth in 6.2(a), XpiData will not, without the prior written consent of ENVOY:

                           (i) change its articles of incorporation or bylaws,
                  or merge and consolidate with or into any entity or obligate itself to do so;

                           (ii) declare, set aside or pay any cash dividend or
                  other distribution on or in respect of its capital stock, or any redemption, retirement or purchase with respect to its capital stock or issue any additional shares of its capital stock;

                           (iii) discharge or satisfy any lien, charge,
                  encumbrance or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

                           (iv) authorize, guarantee or incur indebtedness
                  except in the ordinary course of business;

                           (v) make any capital expenditures or capital
                  additions or betterments, or commitments therefor, in excess of $25,000 except in the ordinary course of business;

                           (vi) loan funds to any person (other than reasonable
                  travel advances in the ordinary course of business);

                           (vii) institute, settle or agree to settle any
                  litigation, action or proceeding before any court or governmental body;

                           (viii) mortgage, pledge or subject to any other
                  encumbrance any of its property or assets, tangible or intangible other than purchase money indebtedness incurred in the ordinary course of business subject to any limitations contained in this Section 6.2(b) and liens for taxes not yet due and payable;

                           (ix) authorize any compensation increases of any kind
                  whatsoever for any employee, provided XpiData shall pay owing or accrued deferred compensation;

                           (x) engage in any transaction that is not in the
                  ordinary course of business; or

                           (xi) enter into any material contract, including
                  leases and real estate agreements, other than contracts with customers and dealers in the ordinary course of business.

         Notwithstanding the foregoing, ENVOY and XpiData shall from time to time consult with each other regarding the business plans of XpiData.

                  (e) Without the prior written consent of ENVOY, neither XpiData nor the Shareholders shall take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by XpiData herein not to be true, correct and accurate as of the Closing Date.

                  (f) XpiData shall promptly provide to ENVOY unaudited monthly and quarterly financial statements of XpiData.

                  (g) From and after the date hereof, neither XpiData nor the Shareholders shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of
         Section 368(a)(2)(D) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

                  (h) Shareholder Representative:

                           (i) ENVOY shall be entitled to rely upon any
                  communication or writings given or executed by the Shareholder Representative (as defined in Section 8.3(a) hereto). All notices to be sent to a Shareholder pursuant to this Agreement may be addressed to the Shareholder Representative and any notice so sent shall be deemed notice to the Shareholders hereunder. Each Shareholder hereby consents and agrees that the Shareholder Representative is authorized to accept notice on behalf of the Shareholders pursuant hereto.

                           (ii) The Shareholder Representative is hereby
                  appointed and constituted the true and lawful attorney-in-fact of each Shareholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Shareholder Representative; and in general to do all things and to perform all acts in connection therewith, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the Shareholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of the Shareholders, by operation of law, whether by the Shareholder's death or any other event.



                  (i) Prior to the Closing Date, XpiData shall terminate all Plans which are qualified plans under Section 401(a) of the Code.

                  (j) Prior to the Closing Date, XpiData and the Shareholders shall obtain a release of any guarantees on any XpiData obligations or liabilities, and ENVOY shall use its reasonable best efforts to assist the Shareholders in obtaining such release.

         6.3 Covenants of ENVOY. ENVOY covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that XpiData shall otherwise consent in writing):

                  (a) ENVOY shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of ENVOY Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such ENVOY Common Stock, subject to official notice of issuance.

                  (b) ENVOY shall promptly send to XpiData copies of all filings with the Securities and Exchange Commission.

                  (c) Without the prior written consent of XpiData, ENVOY shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by ENVOY herein not to be true, correct and accurate as of the Closing Date.

                  (d) From and after the date hereof and until the Effective Time, ENVOY shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

                  (e) ENVOY shall report post-Merger combined results in a Current Report on Form 8-K no later than 30 days after the end of the first calendar month in which combined operating results of XpiData and ENVOY are included.

                                   ARTICLE 7.
                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of ENVOY, XpiData and the Shareholders to effect the Merger and Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                  (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, any lenders, lessors or other third parties, required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (including the expiration or termination of the waiting period for the HSR filings),except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of ENVOY and XpiData taken as a whole, following the Effective Time.

                  (c) ENVOY shall have received copies of all resolutions adopted by the Board of Directors and Shareholders of XpiData in connection with this Agreement and the transactions contemplated hereby. XpiData and the Shareholders shall have received from ENVOY and Merger Sub copies of all resolutions adopted by the Board of Directors of each respective company and the shareholder of Merger Sub in connection with this Agreement and the transactions contemplated hereby.

                  (d) ENVOY and the Shareholders shall have entered into a Registration Rights Agreement in substantially the form attached hereto as Exhibit 7.1.

                  (e) ENVOY and XpiData shall have received an opinion of Bass, Berry & Sims PLC, generally to the effect that (i) the Merger qualifies as a reorganization under Section 368(a)(2)(D) of the Code, (ii) no material gain or loss will be recognized by ENVOY or XpiData as a result of the Merger, (iii) the Shareholders who receive solely ENVOY Common Stock and cash in lieu of a fractional share will recognize no gain or loss for federal income tax purposes with respect to the ENVOY Common Stock received in the Merger.

         7.2 Conditions to Obligation of XpiData and the Shareholders to Effect the Merger. The obligation of XpiData and the Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) ENVOY shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of ENVOY and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and XpiData and the Shareholders shall have received a certificate of the President or the Chief Financial Officer of ENVOY, dated the Closing Date, certifying to such effect.

                  (b) XpiData and the Shareholders shall have received a written opinion, dated as of the Closing Date, from the legal counsel of ENVOY, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of ENVOY and XpiData.

         7.3 Conditions to Obligation of ENVOY and Merger Sub to Effect the Merger. The obligations of ENVOY and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Each of XpiData and the Shareholders shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of XpiData and the Shareholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and ENVOY shall have received a certificate of the Chief Executive Officer of XpiData and the Shareholders, dated the Closing Date, certifying to such effect.

                  (b) ENVOY shall be satisfied that the Merger will qualify for accounting by ENVOY as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, ENVOY shall have received, on or before the Closing Date, a letter from each of Ernst & Young LLP and Arthur Andersen LLP (or any other accountants of ENVOY's choosing) dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by ENVOY as a "pooling of interests" for accounting purposes.

                  (c) From December 31, 1997 through the Effective Time, there shall not have occurred any material change in the financial condition, business, operations or prospects of XpiData.

                  (d) ENVOY shall have received a written opinion, dated as of the Closing Date, from the legal counsel of XpiData, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of ENVOY and XpiData.

                  (e) ENVOY shall have received a written opinion from ENVOY's financial advisor that the Merger is fair, from a financial point of view, to ENVOY.

                  (f) Certain employees of XpiData as set forth on Schedule 7.3(f) shall have executed employment agreements, in substantially the form attached as Exhibit 7.3(f).

                                   ARTICLE 8.
                                INDEMNIFICATION

         8.1 General Indemnification by the Shareholders. Each of the Shareholders, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless ENVOY, Merger Sub and the Surviving Corporation and their respective officers, directors, employees, shareholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

                  (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the ENVOY Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i) any breach of any representation or warranty of
                  any of the Shareholders or XpiData set forth in this Agreement or any schedule or certificate, delivered by or on behalf of any of the Shareholders or XpiData in connection herewith; or

                           (ii) any nonfulfillment of any covenant or agreement
                  by any of the Shareholders or, prior to the Effective Time, XpiData, under this Agreement; or

                           (iii) the business, operations or assets of XpiData
                  prior to the Closing Date or the actions or omissions of XpiData directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the XpiData Disclosure Letter, this Agreement or the schedules to this Agreement; or

                           (iv) any matter disclosed in Part 4.10 of the XpiData
                  Disclosure Letter.

                  (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

         8.2 Expiration and Limitation. Notwithstanding the above:

                  (a) the indemnification obligations under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(a):

                           (i) (1) with respect to claims relating to or arising
                  out of the representations and warranties set forth in Section
                  4.10 associated with the payment of all income and sales and use taxes, (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five (5) years after the Closing Date for any other claim covered by clause (i)(1) of this Section 8.2(a); or

                               (2) with respect to all claims other than those
                  referred to in clause (i)(1) of this Section 8.2(a), the 30th day following receipt of the independent audit of financial statements containing combined operations of ENVOY and XpiData for the period ending December 31, 1998; or

                           (ii) the final resolution of claims or demands
                  pending as of the relevant dates described in clause (i) of this Section 8.2(a) (such claims referred to as "Pending Claims").

                  (b) the aggregate amount of the Shareholders' liability under this Article 8 shall not exceed the Merger Consideration valued by multiplying the number of shares of Common Stock issued to the Shareholders by the closing price of ENVOY Common Stock on the Nasdaq National Market on the date of the Effective Time (the "Closing Price"); and Claims (as hereinafter defined) shall be paid by the Shareholder in shares of ENVOY Common Stock, valued at the Closing Price (so long as the Shareholders own shares of ENVOY Common Stock); and

         In the event the Shareholders no longer own sufficient shares of ENVOY Common Stock received in the Merger, the Shareholders must pay to ENVOY in cash an amount equal to the value of the number of shares determined by the paragraph immediately above plus an amount equal to that received above the Closing Price in the sale of such shares that would have been used to satisfy the Claim.

                  (c) there shall be no liability for indemnification under
         Section 8.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $100,000, provided, however, that at such time as the aggregate amount of Damages exceeds $100,000, the Shareholders shall be liable for the full amount of Damages.

         8.3 Indemnification Procedures. All claims or demands for indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

                  (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to
         Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify Michael F. Marolf, Sr. or his designated successor as the representative of the Shareholders (the "Shareholder Representative") of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Shareholder Representative does not notify the Indemnified Party within fifteen (15) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within fifteen (15) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

                  (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Shareholder Representative. The Shareholder Representative shall have fifteen (15) days from date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated), prior to and during the Notice Period, to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                           (ii) In the event that the Shareholder Representative
                  notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                           (iii) If at any time, in the reasonable opinion of
                  the Indemnified Party, notice of which shall be given in writing to the Shareholder Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

                  (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

                  (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this
         Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

                  (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

         8.4 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by XpiData, the Shareholders, ENVOY and Merger Sub or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of XpiData and the Shareholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2.

         8.5 Remedies Cumulative. The remedies set forth in this Article 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

                                   ARTICLE 9.
                                 NONCOMPETITION

         9.1 Prohibited Activities. Each of the Shareholders agrees that such Shareholder will not, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with ENVOY in the continental United States (the "Territory");

                  (b) call upon any person who is, at that time, within the Territory, an employee of ENVOY in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of ENVOY;

                  (c) call upon any person who is or entity that is, at that time, or that has been, within one year prior to that time, a customer of ENVOY within the Territory for the purpose of soliciting or selling products or services in competition with ENVOY within the Territory; or

                  (d) call upon any prospective acquisition candidate that was, to the Knowledge of the Shareholder, either called upon by ENVOY as a prospective acquisition candidate or was the subject of an acquisition analysis by ENVOY. The Shareholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that ENVOY had called upon such candidate or made an acquisition analysis thereof.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Shareholders from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter market. For purposes of this Article 9, the term "ENVOY" includes all subsidiaries of ENVOY (including without limitation XpiData (as merged into the Surviving Corporation) and any companies ENVOY has resolved to acquire).

         9.2 Confidentiality. Each Shareholder recognizes that by reason of his or its ownership of XpiData and his employment by XpiData and/or ENVOY, he or she has acquired confidential information and trade secrets concerning the operation of XpiData, the use or disclosure of which could cause XpiData or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Shareholder covenants and agrees with XpiData and ENVOY that he will not at any time, except in performance of such Shareholder's obligations to XpiData or with the prior written consent of XpiData pursuant to authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his ownership of XpiData or his employment by XpiData and/or ENVOY, or any of their subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of XpiData or ENVOY, unless (i) such information becomes known to the public generally through no fault of any Shareholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Shareholder (as applicable) shall give prior written notice thereof to ENVOY and provide ENVOY with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public by XpiData's or ENVOY's management with respect to XpiData's or ENVOY's, or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of XpiData's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

         9.3 Damages. Because of the difficulty of measuring economic losses to ENVOY as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to ENVOY for which it would have no other adequate remedy, each Shareholder agrees that the foregoing covenant may be enforced by ENVOY in the event of breach by such Shareholder, by injunctions and restraining orders.

         9.4 Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on each Shareholder in light of the activities and business of ENVOY on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby, and the current plans of ENVOY; but it is also the intent of ENVOY and each Shareholder that such covenants be construed and enforced in accordance with the changing activities and business of ENVOY throughout the term of this covenant. The parties further agree that so long as a Shareholder is not an employee of XpiData, in the event a Shareholder shall enter into a business or pursue other activities not in competition with ENVOY or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a) or the terms of any employment agreement with ENVOY, such Shareholder shall not be chargeable with a violation of this Article 9 if ENVOY shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable.

         9.5 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         9.6 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Shareholder against ENVOY, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ENVOY of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of five (5) years stated at the beginning of this Article 9 during which the agreements and covenants of each of the Shareholders made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which such Shareholder is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         9.7 Materiality. XpiData and the Shareholders hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

                                   ARTICLE 10.
                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual consent of ENVOY, XpiData and the Shareholders.

         10.2 Termination by Either ENVOY or XpiData. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of ENVOY or by action of the Board of Directors and Shareholders of XpiData if
(a) the Merger shall not have been consummated by April 15, 1998, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree.

         10.3 Termination by XpiData and Shareholders. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time if (a) there has been a breach by ENVOY or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an ENVOY Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of ENVOY, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by XpiData to ENVOY or (c) any of the conditions in Sections 7.1 or 7.2 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of XpiData or the Shareholders to comply with its obligations under this Agreement) and XpiData and the Shareholders have not waived such condition on or before Closing.

         10.4 Termination by ENVOY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of ENVOY, if (a) there has been a breach by XpiData or the Shareholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an XpiData Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of XpiData or the Shareholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by ENVOY to XpiData, (c) the Merger will not qualify for accounting by ENVOY as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC, or (d) any of the conditions in Sections 7.1 or 7.3 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of ENVOY or Merger Sub to comply with their respective obligations under this Agreement) and ENVOY and Merger Sub have not waived such condition on or before Closing.

         10.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Section, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents or shareholders of any of them.

         10.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11.
                               GENERAL PROVISIONS

         11.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to ENVOY or Merger Sub:                    If to XpiData or the Shareholders:

ENVOY Corporation                             XpiData, Inc.
Two Lakeview Place                            15649 Greenway-Hayden Loop
15 Century Boulevard, Suite 600               Scottsdale, Arizona 85260-1750
Nashville, Tennessee 37214

Attn:    Harlan F. Seymour                    Attn:    Michael F. Marolf, Sr.
         Senior Vice President of                      President
            Strategic Development

         Gregory T. Stevens, Esq.
         Vice President and
            General Counsel
with a copy to:                        with a copy to:

Bass, Berry & Sims, PLC                Graham & James LLP
2700 First American Center             600 Hansen Way
Nashville, TN 37238                    Palo Alto, CA 94304

Attn:    Bob F. Thompson               Attn:    Nicholas C. Unkovic
         Howard H. Lamar III                    Joe C. Sorenson


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         11.2 Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.3 Entire Agreement. This Agreement, the Exhibits, the XpiData Disclosure Letter, the ENVOY Disclosure Letter, the Nondisclosure Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

         11.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of ENVOY or XpiData, but after any such approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.5 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         11.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         11.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and limited liability companies.

         11.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.10 Incorporation of Exhibits. The XpiData Disclosure Letter, the ENVOY Disclosure Letter and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.13 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and Acquisition and the transactions contemplated hereby, except that (i) the Shareholders shall pay any investment advisor fees incurred on behalf of XpiData; and (ii) in the event the Agreement is terminated, reasonable fees and expenses of Arthur Andersen LLP relating to the preparation of XpiData's audited financial statements for the three years ended December 31, 1997 (the "Accounting Fees") shall be paid one-half by XpiData on the one hand, and one-half by ENVOY, on the other hand. Notwithstanding the foregoing, if XpiData and the Shareholders enter into a business combination or similar transaction within one year following the termination of this Agreement, XpiData and the Shareholders agree, jointly and severally, to reimburse ENVOY in full for any Accounting Fees paid, immediately by wire transfer to an account designated by ENVOY.

         11.14 Press Releases. All press releases issued by ENVOY or XpiData with respect to these transactions shall be in form reasonably approved by ENVOY.

         11.15 Knowledge. For purposes of this Agreement, the term "Knowledge" shall be limited to the actual knowledge of the current directors, officers and shareholders of XpiData (the "Principals").

                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                          ENVOY CORPORATION

                                          By: /s/ Harlan F. Seymour
                                              ----------------------------------
                                              Harlan F. Seymour
                                              Senior Vice President of Strategic
                                              Development



                                          ENVOY ACQUISITION CORPORATION

                                          By: /s/ Jim D. Kever
                                              ----------------------------------
                                              Jim D. Kever
                                              President



                                          XPIDATA, INC.

                                          By: /s/ Michael F. Marolf, Sr.
                                              ----------------------------------
                                              Michael F. Marolf, Sr.
                                              President


                                          SHAREHOLDER:

                                          /s/ Michael F. Marolf, Sr.
                                          --------------------------------------
                                          Michael F. Marolf, Sr., individually




                                          SHAREHOLDER:

                                          /s/ Michael F. Marolf, Jr.
                                          -------------------------------------
                                          Michael F. Marolf, Jr., individually


                                          SHAREHOLDER:

                                          /s/ Jeffrey B. Marolf
                                          -------------------------------------
                                          Jeffrey B. Marolf, individually



                                           SHAREHOLDER:

                                          /s/ Lisa A. Marolf
                                          -------------------------------------
                                          Lisa A. Marolf, individually